Exhibit 10.71

Summary of Non-Employee Director Compensation

During 2004, each of our non-employee directors received $2,000, plus expenses, for each scheduled meeting of the board of directors or non-coincident meeting of a board committee that he or she attended. In addition, the chairman of the Audit Committee received $4,000 for each meeting of the Audit Committee attended. Furthermore, under our Restated 2002 Director Option Plan, each non-employee director receives 14,286 options on the date of his or her first election or appointment. In addition, each non-employee director receives 14,286 options on the date of the first board meeting following our annual meeting of stockholders.

Effective June 1, 2005, we began paying each of our non-employee directors a monthly stipend of $1,000, and reduced the per meeting fee payable to them to $1,500. All other compensation arrangements remain unchanged.